Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Ms. Lei Huang, Account Manager
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Phone: +1 (646) 833-3417
Tel: +86-538-6202206	Email: lei.huang@ccgir.com
Email: IR@chinabiologic.com	www.ccgirasia.com
www.chinabiologic.com
Mr. Crocker Coulson, President
Phone: +1 (646) 213-1915
Email: crocker.coulson@ccgir.com

For Immediate Release

China Biologic Products Appoints New Independent Director

Tai'an, Shandong Province, PRC, February 4, 2010 - China Biologic Products, Inc. (NASDAQ: CBPO) ("China Biologic," or the "Company"), a leading plasma-based biopharmaceutical company in China, today announced that, effective February 4, 2010, the Company has appointed Dr. Xiangmin Cui, to serve as an independent member of its board of directors, as the Chairman of the Company's Compensation Committee, and as a member on the Company's Audit Committee and Nominating Committee.

Dr. Cui is a Principal at Bay City Capital LLC ("Bay City"), a venture capital firm managing approximately $1.5 billion of capital invested across various healthcare sectors. Prior to joining Bay City, in 2006, Dr. Cui was Director of Strategic Investment Planning for Southern Research Institute, an organization that discovered and developed six anti-cancer drugs that have been approved by the U.S. Food and Drug Administration. Prior to that, Dr. Cui co-founded Pan Pacific Pharmaceuticals, a U.S. biotech company, and Hucon Biopharmaceuticals, a PRC pharmaceutical company. He served as the Chief Scientific Officer and Executive Vice President of Pan Pacific Pharmaceuticals from 1998 to 2002 and Chief Executive Officer and President of Hucon Biopharmaceuticals from 2003 to 2005, respectively. In these positions, he led the efforts to evaluate and acquire several key technologies in the fields of oncology, infectious and inflammatory diseases. Dr. Cui was also a co-founder of CNetwork, a San Francisco based non-profit organization dedicated to serving Chinese communities in North America. He received his Ph.D. in Cancer Biology from Stanford University, and his B.S. in Molecular Biology from Peking University.

Dr. Cui will fill in the vacancy left by Dr. Gan's resignation on January 8, 2010, to dedicate more time to her other professional activities.

"We would like to thank Dr. Gan for her service and contribution as an independent member of our board of directors, and wish her the best on her future endeavors," said Mr. Chao Ming Zhao, China Biologic's Chief Executive Officer. "Meanwhile, we welcome the valuable addition of Dr. Min Cui to our board of directors and to our board Committees. We expect that Dr. Cui's broad experience in the biotech and pharmaceutical industries, and in-depth understanding of the U.S. and Chinese business environments will provide us with valuable operational oversight and enhance our corporate governance policies and procedures."

On January 27, 2010, the Company notified The Nasdaq Stock Market, Inc. ("Nasdaq") of Dr. Gan's resignation, and that as a result, the Company was no longer in compliance with Nasdaq Listing Rule 5605(b)(1), which requires the Company's Board of Directors to consist of at least a majority of independent directors (as defined by Nasdaq Listing Rule 5605(a)(2)). On January 29, 2010, the Company received notice from Nasdaq confirming that, as result of Dr. Gan's departure, the Company was not in compliance with Nasdaq Listing Rule 5605(b)(1) and confirming that the Company must regain compliance with this requirement by July 7, 2010. The Company expects that Dr. Cui's appointment as the Company's new independent director and as a member on each of the Company's Audit Committee, Nominating Committee and Compensation Committee cures this deficiency. Dr. Cui meets the definition of independence contained in Nasdaq Listing Rule 5605(a)(2).

About China Biologic Products, Inc.

China Biologic Products, Inc. (the "Company"), through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi'an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company's plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the significance of the Company's appointment of Dr. Cui as its new independent director and the expected impact on the Company's business and operations of Dr. Cui's experience in the biotech and pharmaceutical industries, and in-depth understanding of the U.S. and Chinese business environments; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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